INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (“AGREEMENT”) is made and entered into as of the 15th day of August, 2016, by and among Dean Capital Management, LLC, a Kansas limited liability company located at 7450 West 130th Street, Suite 150, Overland Park, Kansas 66213 (the “Sub-Advisor”), and Dean Investment Associates, LLC, an Ohio limited liability company located at 3500 Pentagon Blvd., Suite 200, Beavercreek, OH 45431 (the “Advisor”).

WHEREAS, Unified Series Trust, an Ohio business trust with its principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246 (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each series of the Trust specified in Schedule A hereto (each, a “Fund” and collectively, the “Funds”) has separate assets and liabilities; and

WHEREAS, on behalf of the Funds, the Trust has retained the Advisor to provide investment management services to each Fund pursuant to Management Agreements approved by the Board of Trustees of the Trust (the “Board”), each of which was effective as of December 12, 2011 (each “Management Agreement”); and

WHEREAS, each Management Agreement allows the Advisor to delegate certain of its responsibilities under such Management Agreement to others; and

WHEREAS, the Advisor seeks to delegate certain of its responsibilities under the Management Agreement to the Sub-Advisor pursuant to this Agreement.

NOW, THEREFORE, WITNESSETH: That it is agreed among the parties hereto as follows:

1.	APPOINTMENT OF SUB-ADVISOR.

(a)	Acceptance. The Advisor hereby appoints the Sub-Advisor, and the Sub-Advisor hereby accepts the appointment, to act as investment adviser to each Fund on the terms herein set forth and for the compensation herein provided.

(b)	Independent Contractor. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

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(c)	The Sub-Advisor’s Representations. The Sub-Advisor represents, warrants, and agrees that:

(i) It has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

(ii)       The Sub-Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Sub-Advisor will promptly notify the Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(iii)       The Sub-Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Advisor and the Trust with a copy of such code of ethics prior to the effective date of this Agreement. On at least an annual basis, the Sub-Advisor will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Advisor that the Sub-Advisor and its access persons have complied with the Sub-Advisor’s code of ethics, and (ii) identifying any material violations of the code of ethics which have occurred with respect to each Fund. Upon reasonable notice from and the reasonable request of the Advisor, the Sub-Advisor shall permit the Advisor, its employees and its agent to examine the reports required to be made to the Trust or the Advisor by the Sub-Advisor pursuant to Rule 17j-1 and all other records related to the Sub-Advisor’s code of ethics that are relevant to the Funds and this Agreement.

(iv)       The Sub-Advisor has adopted and implemented written compliance policies and procedures, as required by Rule 206(4)-7 under the Advisers Act as well as Rule 38a-1 under the 1940 Act to the extent applicable to the Sub-Advisor as investment adviser to an investment company, which policies and procedures are reasonably designed to prevent violations of federal securities laws by the Sub-Advisor, its employees, officers, and agents (the “Compliance Program”). The Sub-Advisor has provided or, prior to the effective date of this Agreement, will provide copies and/or records of such Compliance Program to the Advisor and to the chief compliance officer of the Trust. Upon reasonable notice from, and the reasonable request of, the Advisor or the Board (including, for these purposes, its agents), the Sub-Advisor shall provide the Advisor with additional access to the records relating to such Compliance Program as it relates to the Funds. The Sub-Advisor will also provide, at the reasonable request of the Advisor and/or the Board, periodic certifications, in a form reasonably acceptable to the Advisor or the Board, attesting to such matters relating to the Compliance Program or particular components thereof as may be reasonably requested by the Advisor or the Board. The Sub-Advisor represents, warrants and agrees that it will promptly notify the Advisor and the chief compliance officer of the Trust in the event of

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any material amendments to, or violations of, the Sub-Advisor's Compliance Program.

(d)	The Advisor’s Representations. The Advisor represents, warrants, and agrees that:

(i) It has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

(ii)       It has the authority pursuant to the Management Agreement to appoint the Sub-Advisor to perform the duties under the terms of this Agreement.

(iii)       It has received a copy of Part 2 of the Sub-Advisor’s Form ADV.

(iv)       The Advisor has provided the Sub-Advisor with the Funds’ most current combined prospectus and statement of additional information contained in the Trust’s registration statement filed with the Securities and Exchange Commission (collectively, the “Prospectus”) and the Trust’s Code of Ethics and instructions, policies and directions of the Trustees pertaining to the Funds, as currently in effect. The Advisor shall promptly furnish to the Sub-Advisor copies of all material amendments or supplements to the foregoing documents.

(v)       The Advisor will provide timely information to the Sub-Advisor regarding such matters as inflows to and outflows from each Fund and the cash requirements of, and cash available for investment by, such Fund.

(vi)       The Advisor will timely provide the Sub-Advisor with copies of monthly accounting statements for each Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Advisor to perform its responsibilities hereunder.

(e)	Plenary authority of the Board of Trustees. The Sub-Advisor and Advisor both acknowledge that each Fund is a mutual fund that operates as a series of the Trust under the authority of the Trust’s Board.

2.	PROVISION OF INVESTMENT ADVISORY SERVICES.

A.       Duties of the Sub-Advisor.

Within the framework of a Fund’s investment policies, investment objectives, and investment restrictions as set forth in the Funds’ combined Prospectus and Statement of Additional Information or as established by the Board from time to time (the “Investment Guidelines”), and subject to the supervision and review of the Advisor and the Board, the Sub-Advisor shall have the sole and exclusive responsibility for making all investment decisions for each Fund, including purchase, retention and disposition of

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securities, in accordance with the Investment Guidelines. The Advisor shall be responsible for providing, and/or shall cause the Trust to provide to, the Sub-Advisor with (i) the Trust’s Declaration of Trust and all amendments thereto or restatements thereof; (ii) the Trust’s By-Laws and amendments thereto, (iii) resolutions of the Board approving Advisor’s appointment of, and delegation of certain investment advisory duties to, the Sub-Advisor pursuant to this Agreement, (iv) current copies of the stated investment objective policies and restrictions of each Fund and (v) current copies of any guidelines as the Trustees or Advisor may establish. With respect to each Fund, the Sub-Advisor will, at its own expense:

(i)	advise the Advisor in connection with investment policy decisions to be made by the Sub-Advisor regarding the Fund and, upon request, furnish the Advisor with research, economic and statistical data in connection with such Fund’s investments and investment policies;

(ii)	submit such reports and information as the Advisor or the Fund may reasonably request to assist the Fund’s custodian (the “Custodian”), administrator or fund accounting agent, in its or their determination of the market value of securities held in the Fund;

(iii)	determine, as necessary, the fair value of securities held in the Fund’s portfolio, in each case in accordance with the Trust’s Fair Valuation Guidelines as adopted by the Board and amended from time to time;

(iv)	submit such information and/or supporting documentation as the Advisor may reasonably request in order to allow the Advisor to maintain appropriate records on the Sub-Advisor’s behalf as set forth below;

(v)	inform the Advisor and the Board of material changes in investment strategy or tactics or in key personnel as they relate to the management of the Fund;

(vi)	furnish to the Board such information as may reasonably be necessary in order for such Trustees to evaluate this Agreement or any proposed amendments hereto for the purpose of casting a vote pursuant to Section 7 hereof;

(vii)	notify the Advisor and the Board of any material change in its ownership (including, but not limited to, any change in control of 5% or more of the voting equity interests of Sub-Advisor) within a reasonable time prior to such change; and

(viii)	with respect to its activities under this Agreement, provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by
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the Securities and Exchange Commission (“SEC”) thereunder, and Rule 38a-1 of the 1940 Act. Such assistance shall include, but not be limited to, (1) certifying periodically, upon the reasonable request of the Trust, that the Sub-Advisor is in compliance with the provisions of its Compliance Program, as well as all applicable “federal securities laws” as required by Rule 38a-1(e)(1) under the 1940 Act and Rule 206(4)-7 under the Advisers Act; (2) facilitating and cooperating with required third-party audits arranged by the Trust to evaluate the effectiveness of the Sub-Advisor’s compliance controls; and (3) providing the Trust’s chief compliance officer with direct access to the Sub-Advisor’s compliance personnel; (4) providing the Trust’s chief compliance officer with such periodic reports as may be reasonably requested; and (5) promptly providing special reports to the Trust’s chief compliance officer in the event of compliance problems or violations.

B.       Duties of the Advisor. The Advisor will retain all other investment advisory duties not specifically assumed by the Sub-Advisor in writing. Until written notice has been provided to the Trust that the Sub-Advisor intends to undertake the responsibilities set forth below, the Advisor shall be responsible, with respect to each Fund, for the following investment advisory duties:

(i)	placing orders for purchases and sales of portfolio investments for the Fund;

(ii)	giving instructions to the Custodian concerning the delivery of securities and transfer of cash for the Fund;

(iii)	maintaining and preserving the records relating to each of the Advisor’s and the Sub-Advisor’s activities under this Agreement to the extent required by applicable law to be maintained and preserved by the Advisor and/or the Sub-Advisor; all records maintained by the Advisor with respect to a Fund pursuant to this paragraph (including, but not limited to, records maintained on behalf of the Sub-Advisor) shall remain the property of the Trust and the Advisor shall promptly surrender to the Trust’s copies of any such records upon the Trust’s request; similarly, the Advisor agrees that all records maintained by the Advisor on behalf of the Sub-Advisor pursuant to this subsection shall remain the property of the Sub-Advisor, and shall be surrendered promptly upon request;

(iv)	as soon as practicable after the close of business each day but no later than 11:00 a.m. Eastern time the following business day, providing the Custodian with copies of trade tickets for each transaction effected for the Fund, and provide copies to the Sub-Advisor upon request, and
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promptly forward to the Custodian copies of all brokerage or dealer confirmations;

(v)	as soon as practicable (with 5 business days as the guideline) following the end of each calendar month or calendar quarter, providing the administrator, fund accounting agent or other agent of the Trust with written statements showing all transactions effected for the Fund during the month or quarter (as applicable), a summary listing all investments held in the Fund as of the last day of the month or calendar quarter (as applicable), and such other information relating to the Fund as may be required to be provided by the Advisor under the Management Agreement; and

(vi)	voting all proxies with respect to investments of the Fund in accordance with the Advisor’s proxy voting policy. Consistent with its duties under the Management Agreement, the Advisor shall (1) use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Portfolio; (2) provide the Board, as it may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format that shall comply with the 1940 Act; (3) provide any certifications requested by the Board attesting to the accuracy and completeness of such proxy voting records. Upon reasonable request, the Advisor shall also provide the Sub-Advisor with all proxy voting records relating to the Fund, including but not limited to those required by Form N-PX.

3.	ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Advisor specifically agrees that each Fund shall be responsible for the payment of:

(a)	brokerage commissions for transactions in its portfolio investments and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

(b)	custodian fees and expenses;

(c)	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(d)	interest payable on any Fund borrowings.

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The Sub-Advisor specifically agrees that with respect to the operation of the Funds, the Sub-Advisor shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary for the performance of the Sub-Advisor’s duties under this Agreement, and (ii) the costs of any special Board meetings or shareholder meetings, including proxy solicitation and related expenses, convened to continue this Agreement due to a change in control of the Sub-Advisor.  In addition, if the Sub-Advisor initiates a request for a change in a Fund’s investment strategies, restrictions or limitations that requires stockholder approval, Sub-Advisor will responsible for the costs of any special Board meetings or shareholder meetings, including any expenses of a required proxy solicitation.   Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Funds and the Advisor in the Management Agreement or any other agreement to which they are parties.

4.	SUB-ADVISORY FEES.

For all of the services rendered with respect to each Fund as herein provided, the Advisor shall pay to the Sub-Advisor a fee (for the payment of which the Fund shall have no obligation or liability) at the annual rate set forth in Schedule A attached hereto. Such fee shall be calculated quarterly and payable monthly, as soon as practicable prior to the last day of each calendar month. In the case of termination of this Agreement with respect to a Fund during any calendar quarter, the fee accrued to, but excluding, the date of termination shall be paid promptly following such termination.

5.       PORTFOLIO TRANSACTIONS.

In connection with the investment and reinvestment of a Fund’s assets, the Advisor has the authority to select the brokers or dealers that will execute purchase and sale transactions for such Fund as directed by the Sub-Advisor and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities. The Advisory and Sub-Advisor shall jointly maintain records adequate to demonstrate compliance with the requirements of this section. Subject to such policies as the Board may adopt with respect to the Funds and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Advisor and Sub-Advisor shall jointly have the right to select as executing brokers-dealers those brokers-dealers who furnish research and similar services to a Fund or to the Sub-Advisor, notwithstanding that such broker-dealer(s) may charge a higher commission rate to the Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price. The Advisor and Sub-Advisor shall jointly determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Board.

The Advisor has the authority to direct the Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of each Fund and to execute for each such Fund

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as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Advisor and Sub-Advisor shall select as provided above. The Advisor may, using such of the securities and other property of a Fund as the Advisor deems necessary or desirable, direct the Custodian to deposit for such Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Advisor deems desirable or appropriate. The Advisor shall cause all securities and other property purchased or sold with respect a Fund to be settled at the place of business of the Custodian or as the Custodian shall direct. The Advisor shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such settlements. All securities and other property of a Fund shall remain in the direct or indirect custody of the Custodian.

The Advisor further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the account of a Fund, (ii) to deliver securities and other property against payment for the account of a Fund, and (iii) to transfer a Fund’s assets and funds to such brokerage accounts as the Advisor or Sub-Advisor may designate, all consistent with the powers, authorities and limitations set forth herein. The Advisor shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Advisor except as expressly provided herein.

6.       CONTACT WITH THE BOARD

The Sub-Advisor understands and agrees that: (a) information and documentation related to the due diligence performed by Advisor with respect to the Sub-Advisor will be provided to and available to the Board; and (b) the Board has the right to contact the Sub-Advisor directly to gather information as needed. When requested by the Board, the Sub-Advisor hereby agrees to appear before or make itself or its personnel (including, without limitation, the portfolio managers to the Funds) available to the Board.

7.       LIABILITY; STANDARD OF CARE.

The Sub-Advisor, its affiliates, agents, directors and employees, shall be indemnified by the Advisor against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims):

(a)	arising from a Fund’s or the Advisor’s directions to the Sub-Advisor or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or

(b)	arising from the acts or omissions of the Advisor, the Custodian or a Fund, their respective affiliates, agents or employees;

except for any such liability or loss which is due to the negligence, misconduct, or bad faith of the Sub-Advisor, its affiliates, agents, directors and employees, or the Sub-

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Advisor’s breach of its duties and obligations under this Agreement. The Sub-Advisor shall also be without liability hereunder for any action taken or omitted by it in good faith and without negligence. In the absence of misconduct, bad faith, negligence or breach of its obligations or duties hereunder, the Sub-Advisor shall not be liable to the Trust, a Fund or its shareholders, or to the Advisor for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by such Fund. Notwithstanding the foregoing, U.S. federal and certain state securities laws impose liabilities under certain circumstances on persons who have acted in good faith and, therefore, nothing in this Agreement shall in any way constitute a waiver or limitation of any rights which the Trust, a Fund or any of its shareholders, or the Advisor may have under any such U.S. federal or state securities laws.

The Sub-Advisor shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall comply with each Fund’s Investment Guidelines, as well as any compliance policies and procedures established by the Board with respect to the Funds; in connection with the performance of this Agreement, shall act at all times in the best interests of each Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise.

The Sub-Advisor shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

8.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a)       This Agreement shall go into effect with respect to a Fund as of the latter of (1) the date provided above, or (2) the date that it is approved by (A) the Board, including a majority of the Trustees of the Trust, who are not parties to this Agreement nor interested persons thereof (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (B) the vote of a majority of the outstanding voting securities of such Fund cast at a meeting called for the purpose of voting on this Agreement. This Agreement shall remain in effect for two years from the date of effectiveness, unless sooner terminated as hereinafter provided. Following the initial term, this Agreement shall continue in effect for additional periods not exceeding one (l) year so long as such continuation is approved at least annually by the Board, including a majority of the Independent Trustees, at an in-person meeting called for the purpose of voting on such approval, and, to the extent required by the 1940 Act, by the vote of a majority of the outstanding voting securities of a Fund. For purposes of this Agreement, the terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

(b)       This Agreement may be terminated by the Trust on behalf of a Fund at any time without payment of any penalty, by the Board, by the Advisor, or by vote of a majority of the outstanding voting securities of such Fund upon sixty (60) days’ written notice to the

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Sub-Advisor, and by the Sub-Advisor upon sixty (60) days’ written notice to the applicable Fund and the Advisor. In the event of a termination, the Sub-Advisor shall cooperate in the orderly transfer of the applicable Fund’s affairs and, at the request of the Board or the Advisor, transfer any and all books and records of the Fund maintained by the Sub-Advisor on behalf of such Fund;

(c)       This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act; and

(d)       This Agreement will also terminate with respect to any Fund in the event that the Management Agreement for such Fund is terminated.

9.       SERVICES NOT EXCLUSIVE.

The services of the Sub-Advisor to the Funds are not intended to be exclusive and the Sub-Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-Advisor and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients.

10.       AGGREGATION OF ORDERS.

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of securities for any or both Funds with those for other accounts managed by the Sub-Advisor or its affiliates. When a security proposed to be purchased or sold for a Fund is also to be purchased or sold for other accounts managed by the Sub-Advisor at the same time, the Sub-Advisor may aggregate such orders and shall allocate such purchases or sales on a pro-rata, rotating or other equitable basis so as to avoid any one account being systematically preferred over any other account.

11.       NO BORROWING.

The Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from a Fund or pledge or use a Fund’s assets in connection with any borrowing not directly for the Fund’s benefit. For this purpose, failure to pay any amount due and payable to a Fund for a period of more than thirty (30) days shall constitute a borrowing.

12.       AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

Any amendment to this Agreement shall be approved by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the members

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of the Board, including a majority of the Independent Trustees and, to the extent required by the 1940 Act, by the affirmative vote of a majority of the outstanding shares of a Fund.

13.       NONPUBLIC PERSONAL INFORMATION.

Notwithstanding any provision herein to the contrary, the Sub-Advisor hereby agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary each Fund’s information (a) all records and other information relative to a Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Advisor. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities. The Advisor acknowledges and understands that all books and records of the Sub-Advisor are subject to inspection and copying by the SEC staff.

14.       ANTI-MONEY LAUNDERING COMPLIANCE.

The Sub-Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy, a current copy of which has been provided or made available to the Sub-Advisor. The Sub-Advisor agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Advisor, now and in the future. The Sub-Advisor further agrees to provide to the Trust and/or the Funds’ administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Sub-Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

15.       INDEPENDENT CONTRACTOR

The Sub-Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so herein or in a separate writing, have no authority to act for or represent the Advisor, the Trust or the Funds in any way, or in any way be deemed an agent of the Advisor, the Trust or the Funds.

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16.       NOTICES.

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISOR:	Dean Investment Associates, LLC
3500 Pentagon Blvd., Suite 200
Beavercreek, OH 45431
Attn: Debra E. Rindler

SUB-ADVISOR:	Dean Capital Management, LLC
7450 West 130th St., Suite 150
Overland Park, KS 66213
Attn: Doug Leach

TRUST/FUNDS:	Unified Series Trust
c/o Huntington Asset Services, Inc.
2960 N. Meridian St., Suite 300
Indianapolis, IN 46208
Attn: President

17.       THIRD PARTY BENEFICIARY.

The Trust and the Funds are intended third party beneficiaries to this Agreement and shall be entitled to rely on the representations and undertakings of Sub-Advisor contained herein.

18.       GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

19.       SEVERABILITY.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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20.       MISCELLANEOUS.

The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is made less restrictive by a rule, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule or order.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

DEAN INVESTMENT ASSOCIATES, LLC

By: __/s/ Stephen M. Miller

Name: Stephen M. Miller

Title: President

DEAN CAPITAL MANAGEMENT, LLC

By: __/s/ Douglas A. Leach

Name: Douglas A. Leach

Title: Portfolio Manager, Member

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SCHEDULE A

FEES

EFFECTIVE JULY 29, 2016

Name of Fund	Annual Fee Rate

Dean Mid Cap Value Fund	0.50%

Dean Small Cap Value Fund	0.75%

The fees with respect to each Fund shall be calculated on the first business day of each calendar quarter, based on the Fund’s total portfolio assets on that day and the annual fee rate specified above. The fee shall be paid in three equal monthly installments over the calendar quarter.

Ultimus Asset Services, LLC, (“Ultimus”) the Funds’ administrator and fund accounting agent, shall make the determination of a Fund’s net asset value, which determination shall be made in the manner specified in the Funds’ current prospectus, and the Advisor shall pay to the Sub-Advisor (or shall direct Ultimus to pay to the Sub-Advisor on behalf of the Advisor), the fee specified above on the basis of such determination.

Dated: August 15, 2016